Exhibit 10.27

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of February 2, 2016 by and between Planet Payment, Inc., a Delaware corporation (the “Company”), and Carl J. Williams (“Executive”).  Capitalized terms not otherwise defined shall have the meanings ascribed thereto in Section 6 hereof.

Recitals:

WHEREAS,  Executive is the Chief Executive Officer of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets and industry in which the Company competes; and

WHEREAS,  the Company and Executive desire to enter into this Agreement to encourage Executive to continue to devote Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to Executive in the event of certain terminations of Executive’s employment with the Company pursuant to the terms of this Agreement.

NOW THEREFORE,  the parties hereby agree as follows:

1.	Purpose and Term.

The purpose of this Agreement is to provide specified compensation and benefits to Executive in the event of certain terminations of Executive’s employment with the Company.  Either Executive or the Company may terminate Executive’s employment at any time for any reason with or without notice.  The term of this Agreement shall be the period from the date set forth above until May 1, 2017 and shall automatically be renewed for successive one-year periods thereafter unless written notice of non-renewal is provided by either party hereto no less than thirty (30) days prior to the date this Agreement would otherwise renew.

2.	Compensation.

Executive’s current Base Salary of $300,000 per annum shall remain in place, but shall be subject to periodic review and modification by the Company’s Compensation Committee (the “Compensation Committee”) at such time or times as it shall determine.  Further, Executive may be entitled to cash bonuses, at such times and in such amounts as may be determined by the Compensation Committee.  The Compensation Committee may also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards).

3.	Termination of Employment Generally.

3.1General.  In the event Executive’s employment with the Company terminates for any reason, Executive shall be entitled to the benefits described in this Section 3.

3.2.Accrued Salary and Vacation.  All Base Salary and accrued vacation earned through the Termination Date shall be paid to Executive on such date.

3.3.Bonus.  The determination of any bonus upon termination of Executive’s employment with the Company for any reason shall be within the sole discretion of the Compensation Committee.

3.4.Expense Reimbursement.  Within ten (10) days following submission to the Company of proper expense reports and supporting documentation by Executive, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense.  Without limiting the generality of the foregoing, the Company shall reimburse Executive for reasonable travel and lodging expenses incurred by Executive when traveling to and from the Company’s principal executive offices.

3.5.Equity Compensation.  The terms and conditions under any outstanding stock options and shares of restricted stock (or any other equity award, including without limitation, stock appreciation rights and restricted stock units) granted to Executive under any equity incentive plan or agreement of the Company (the “Company Plans”), including without limitation the exercise period thereof, shall, except as provided in Section 4 hereof, remain unchanged and in full force and effect as set forth thereunder; provided, that in the event of termination of the employment of Executive:  (1) as a result of the Permanent Disability of Executive; or (2) as a result of the death of Executive, the exercise period of any of Executive’s outstanding and then vested stock options shall be extended so as to expire on the shorter of (x) three (3) years, or (y) the remaining term applicable to such stock option, both (x) and (y) as measured from the Termination Date.

4.	Involuntary Termination; Change of Control.

4.1.Severance Payment – Involuntary Termination.  In the event of Executive’s Involuntary Termination prior to a Change of Control,  and subject to Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company (the “Release”), and such Release becoming irrevocable, all within 60 days after the Termination Date,  Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s Base Salary then in effect as salary continuation, which shall be paid in accordance with the normal payroll practices of the Company (and in each case no interest shall accrue on such amount) for the 12-month period following the Termination Date.    Such payments shall commence within 60 days after the Termination Date;  provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.

4.2Change of Control Payment.  In the event of a Change of Control,  and subject to Executive signing a Release, and such Release becoming irrevocable, all within 60 days after the Change of Control, Executive shall be entitled to receive an amount equal to six (6) months of Executive’s Base Salary then in effect as salary continuation, which shall be paid in accordance with the normal payroll practices of the Company (and in each case no interest shall accrue on such amount) for the six-month period following the Change of Control.    Such payments shall commence within 60 days after the Termination Date;  provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.

4.3.Equity Compensation Treatment.  Upon Executive’s Involuntary Termination at any time, and notwithstanding anything to the contrary contained in any award agreement or Company Plan in respect thereof:

A.

The exercisability of all then outstanding and vested stock options granted to Executive shall be extended so as to expire on the shorter of (i) one (1) year, or (ii) the remaining term applicable to such stock option, both (i) and (ii) as measured from the Termination Date; and

B.

All then unvested shares of restricted stock granted to Executive shall remain valid and subject to vesting in accordance with the terms and conditions set forth in the individual restricted stock grant awards for a period of 30 months from the date of this Agreement.

4.4.COBRA.  Upon an Involuntary Termination, if  Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to Executive, at the Company’s expense, the Company’s health-related employee insurance coverage as in effect immediately prior to Executive’s Involuntary Termination for a period equal to the shorter of twelve (12) months following such Involuntary Termination, or such time as Executive is employed and eligible for health insurance coverage comparable to that of the Company.  The date of the “qualifying event” for Executive and any dependents shall be the Termination Date.

5.	Federal Excise Tax Under Section 280G.

5.1Excise Tax.  If (a) any amounts payable to Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Sections 280G and/or 4999 of the Code, and (b) Executive thereby would be subject to any United States federal excise tax due to that characterization, then if Executive would thereby be in a better after-tax position, the Company may elect, in the Company’s sole discretion, to reduce the amounts payable under this Agreement  or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.    In such event, such amounts shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

5.2Calculation by Independent Public Accountants.  Unless the Company and Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable to Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties hereto.  For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations.  The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between Executive and the Accountants.

6.	Definitions.

6.1Capitalized Terms Defined.  Capitalized terms used in this Agreement shall have the meanings set forth in this Section 6, unless the context clearly requires a different meaning.

6.2.“Base Salary” means the base salary of Executive in effect immediately prior to the Termination Date as paid in accordance with the Company’s normal payroll practices.

6.3.“Cause” means:

(a)

Executive willfully failed to follow the lawful directions of the Board of Directors of the Company; provided, that no termination for such Cause shall occur unless Executive:  (i) has been provided with written notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, unless such failure is not of the type that would ordinarily be curable, in which case, no such notice shall be required.

(b)

Executive engaged in gross misconduct which is materially detrimental to the Company; provided, that no termination for such Cause shall occur unless Executive has been provided with notice, specifying such gross misconduct in reasonable detail, and of the Company’s intention to terminate Executive for Cause.

(c)

Executive willfully or knowingly failed to comply in any material respect with the Company’s Confidentiality, Non-Disclosure and Invention Assignment Agreement; Acceptable Use Policy; Information Security Policy and Procedures; Non-Competition Agreement; or any other reasonable policies of the Company as may be determined by the Company or the Board of Directors.

(d)

Executive is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud or other similar misconduct.

6.4“Change of Control” means:

(a)

Any ‘person’ as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or greater of either the (i) outstanding shares of common stock of the Company, or (ii) combined voting power of the Company’s outstanding securities;

(b)

The Company is party to a merger, acquisition, consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction; or

(c)	The sale or disposition of all or substantially all of the Company’s assets.

;  provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

In each instance set forth above, a Change of Control shall be deemed to occur upon the closing of the specified transaction or event, as applicable.

6.5“Code” means the Internal Revenue Code of 1986, as amended.

6.6“Company” shall mean Planet Payment, Inc. and if applicable, any subsidiary thereof.

6.7“Good Reason” means a material diminution of Executive’s position, duties, responsibilities or Base Salary, unless, in the case of Base Salary, such reduction is part of a Company-wide or executive team-wide cost-cutting or cutback measure as a result of overall Company performance.

Executive must first give the Company written notice within thirty (30) days of the occurrence of the event giving rise to Executive’s belief that Executive is entitled to terminate employment for Good Reason (“Good Reason Notice”).  The Company shall have thirty (30) days after receipt of the Good Reason Notice to cure (“Cure Period”).  Should the Company fail to so cure within the Cure Period, Executive may then terminate his employment for Good Reason within fifteen (15) days after the expiration of the Cure Period.

6.8“Involuntary Termination” means:

(a)	any termination by the Company of the employment of Executive without Cause; or
(b)	Any resignation by Executive for Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of Executive:  (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of Executive; (3) as a result of the death of Executive; (4) as a result of the voluntary termination of employment by Executive for any reason other than Good Reason; or (5) as a result of a Change of Control.

6.9“Permanent Disability” means that Executive has been incapacitated by physical or mental injury, illness or disease so as to be  prevented thereby from materially engaging in the performance of Executive’s duties without reasonable accommodation.

6.10.“Termination Date” means the date of the termination of Executive’s employment with the Company.

7.	Exclusive Remedy.

7.1No Other Benefits Payable.  Executive shall be entitled to no other termination severance compensation, benefits, or other payments from the Company except as expressly set forth in this Agreement.

7.2No Limitation of Regular Benefit Plans.  Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company Plans.

7.3Release and Separation Agreement.  The payment of the benefits described herein is conditioned upon the delivery by Executive to the Company of a signed and effective general release and separation agreement in the form provided by the Company.

7.4Non-Cumulative Benefits.  Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.  If Executive has any other binding written agreement with the Company which provides that, upon an Involuntary Termination, Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, Executive waives Executive’s right to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

8.	Non-Compete; Proprietary and Confidential Information.

During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the Non-Competition Agreement (during the term of such Agreement) and the Confidentiality, Non-Disclosure and Invention Assignment Agreement between Executive and the Company.

9.	Non-Solicitation.

For a period of twelve (12) months after termination of Executive’s employment for any reason,  Executive will not solicit the services or business of any employee or consultant of the Company, which, if accepted, would result in the discontinuance of that person’s or entity’s relationship with or to the Company, without the prior written consent of the Company.

10.	Arbitration.

10.1.Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the company’s intellectual property.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

10.2. Costs of Arbitration.  All costs of arbitration shall be borne equally between the Company and Executive.  Each party shall be responsible for its own legal fees.

10.3.Site of Arbitration.  The site of the arbitration proceeding shall be in New York City, New York.

11.	Notices.

All notices and other communications required by or provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, one (1) business day after being placed with an overnight courier, or five (5) business days after being mailed, return receipt requested, as follows:  (a) if to the Company, Attention:  David R. Fishkin, Vice President and Corporate Counsel, at the Company’s offices at 670 Long Beach Boulevard, Long Beach, New York 11561 and (b) if to Executive, at the address indicated on the signature page hereto, or such other address specified by either party in writing to the other party.

12.	Miscellaneous Provisions.

12.1.  Heirs and Representatives of Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall insure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devices and legatees.  This Agreement shall be binding upon and insure to the benefit of and be enforceable by the successors and assigns of the Company.

12.2.  Amendment and Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge, is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.3.  Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.

12.4.  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.5.  Choice of Law; Jurisdiction.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to principals of conflicts or choice or laws thereof.  Subject to the provisions of Section 10 hereof, any disputes or claims arising out of, or relating to this Agreement, shall be heard before a court of competent jurisdiction located in Nassau County, New York.

12.6.  No Duty to Mitigate.  Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

12.7.  Section 409A of the Code.  (a)Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this

Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.8. Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

_________________________________

Carl J. Williams

Address:

6000 Collins Avenue, #506

Miami Beach, FL 33140

PLANET PAYMENT, INC.

_________________________________

Name:David R. Fishkin

Title:Vice President and Corporate Counsel